Exhibit 10.10

LEVI STRAUSS & CO.

SUPPLEMENTAL BENEFIT RESTORATION PLAN

AMENDED AND RESTATED

EFFECTIVE AS OF JANUARY 1, 2005

SECTION 1 INTRODUCTION

1.1 Purpose and History of the Plan. Levi Strauss & Company (the “Company”) established the Levi Strauss Associates Inc. Supplemental Benefit Restoration Plan (the “Plan”) on November 27, 1989 to provide benefits to a select group of management and highly compensated employees of the Company that could not otherwise be provided under its tax-qualified retirement plans due to Code limits.

Effective November 29, 2004, the Company amended and restated the Plan to (i) reflect that this Plan is intended exclusively to provide benefits in excess of those provided under the HOPP, and (ii) freeze benefit accruals under the Plan for all employees except Eligible Employees.

By this instrument, the Company hereby amends and restates the Plan effective January 1, 2005 to comply with the final regulations issued under Code Section 409A. Any amounts accrued and vested before January 1, 2005 are “grandfathered” and shall be administered and paid pursuant to the terms of the Prior Plan. The Plan as amended and restated herein shall apply to a Participant’s benefit accrued on and after January 1, 2005.

1.2 Status of the Plan. The Plan is intended to be an unfunded plan maintained by the Company “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Section 201(2), 301(a)(3) and 401(a)(1), and the Plan shall be interpreted and administered consistent with this intent.

SECTION 2 DEFINITIONS

2.1 “Actuarial Equivalent Value” shall have the meaning assigned to it under the HOPP.

2.2 “Approved Leave of Absence” means a military, sick or other bona fide leave of absence approved by the Company under its policies which does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract.

2.3 “Beneficiary” means the person or persons designated by the Participant in writing to receive payment of benefits under the HOPP as a result of the Participant’s death.

2.4 “Benefit” means the amount accrued and/or vested under the Plan on or after January 1, 2005.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.6 “Committee” means the Administrative Committee of Retirement Plans or its delegate.

2.7 “Company” means Levi Strauss & Company, a Delaware corporation, or any successor corporation thereto.

2.8 “Disability” means permanent incapacitation that results in the Participant being determined to be disabled and granted disability benefits under Title II of the Social Security Act. The effective date of a Participant’s Disability shall be the date on which he or she is determined to be disabled under the Social Security Act without regard to any retroactive period of benefit payments awarded under the Social Security Act.

2.9 “Eligible Employee” means an employee who, as of November 28, 2004: (i) participates in the HOPP; (ii) is at least age fifty (50); (iii) has at least ten (10) years of service (as defined in the HOPP) and (iv) is actively employed by the Company.

2.10 “HOPP” means the Revised Home Office Pension Plan of Levi Strauss & Co.

2.11 “Limit” means the Code Section 401(a)(17) limit on compensation or the Code Section 415 limit on benefits under the HOPP

2.12 “Participant” means an Eligible Employee who meets the requirements for participation under Section 3.

2.13 “Prior Plan” means the Levi Strauss & Co. Supplemental Benefit Restoration Plan, as amended and restated effective November 29, 2004.

2.14 “Termination of Employment” means when the Participant ceases to perform services for the Company and all majority- owned subsidiaries of the Company, or such services decrease to a level that is 20 percent or less of the average level of services performed by the Participant over the immediately preceding 36-month period. However, temporary absence from employment because of vacation or Approved Leaves of Absences, and transfers of employment among the Company and its majority-owned subsidiaries shall not be a Termination of Employment.

SECTION 3 PARTICIPATION

3.1 Each Eligible Employee who accrues a benefit under Section 4 after the Effective Date shall be a Participant.

SECTION 4 AMOUNT OF PLAN BENEFITS

A Participant’s Benefit shall equal the benefit the Participant would be entitled to receive under the HOPP determined without regard to any Limit reduced by the benefit the Participant is entitled to receive under the HOPP with respect to accruals on and after January 1, 2005.

4.1 Vesting. A Participant shall become fully vested in his Benefit when such Participant becomes vested under the HOPP.

SECTION 5 TIME AND FORM OF PAYMENT

5.1 Benefits Distributed On or After January 1, 2005 and Before January 1, 2008

(a) Benefits shall be paid to the Participant, his or her Beneficiary (as applicable) at the same time or times, in the same form, and subject to any applicable adjustments, as his or her benefit under the HOPP. Except as provided in subparagraph (b), benefits shall not be paid in the form of a single lump sum.

(b) Notwithstanding the foregoing, if the present value of the Participant’s Benefit is $50,000 or less at the time he or she commences payment under the HOPP, such benefit shall be paid in a lump sum. For purposes of this Section 5.1, the present value of any benefit attributable to the HOPP shall be determined in the same manner as single sum payments under Section 9.5 of the HOPP.

5.2 Benefits Distributed On or After January 1, 2008

(a) Time for Distribution – A Participant’s benefit shall be distributed upon the later of:

(i) The first month following the month after the Participant incurs a Termination of Employment; or

(ii) The first month following the month the Participant turns age 55 (collectively, the “Distribution Date”).

(b) Payment Form. A Participant’s Benefit distribution form depends on the present value of his or her Benefit as of the first business day of the month following the month the Participant incurs a Termination of Employment (the “Determination Date”).

(i) A Participant whose Benefit is $50,000 or less on the Determination Date shall receive a lump sum payment.

(ii) A Participant whose Benefit is greater than $50,000 as of the Determination Date shall receive payment in the form of an annuity. The Participant may elect among annuities of Actuarial Equivalent Value by returning an election form to the Committee no later than three months preceding the Participant’s Distribution Date. If the Participant does not make a timely election, payments shall automatically commence on the Participant’s Distribution Date in a straight life annuity for unmarried Participants and a 100% joint and survivor annuity for married Participants.

SECTION 6 DEATH BENEFITS

(a) Death While in Pay Status. If the Participant dies after annuity payments commence, the Participant’s Beneficiary will receive the survivor annuity portion, if any, of the distribution form elected by the Participant pursuant to Section 5.2(b)(ii).

(b) Death Prior to Benefit Payment Commencement.

(i) Time of Payment. If a Participant is age 55 or older when he or she dies, payment shall be made or begin to be made in the month following the date of the Participant’s death. If a Participant dies before age 55, payment shall be made or begin to be made in the month following the month in which the Participant would have attained age 55.

(ii) Form of Payment. If a Participant dies before his or her Distribution Date, the form in which the Benefit shall be paid to the Participant’s Beneficiary depends on the present value of the Participant’s Benefit determined as of the date specified in Section 6(b)(i).

(1)	The Beneficiary of a Participant whose Benefit is $50,000 or less shall receive a lump-sum payment.

(2)

The Beneficiary of a Participant whose Benefit is more than $50,000 will receive the monthly benefit that would be payable if the Participant elected to receive a 100% qualified joint and survivor annuity with his or her Beneficiary as contingent annuitant.

SECTION 7 SOURCE OF PAYMENT

All payments of benefits hereunder shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, nor other segregation of assets made, to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder. Nothing in the Plan, nor any action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Committee and any employee or other person. If any employee or other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 8 ADMINISTRATION OF THE PLAN

8.1 Plan Administration and Interpretation. The Committee shall oversee the administration of the Plan. The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Eligible Employee, Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Committee decides in its discretion that the Eligible Employee, Participant or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Committee shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Eligible Employees and Participants and any person claiming under or through any Eligible Employee or Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Company or a trustee (if any). The Committee shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2 Powers, Duties, Procedures. The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as the Committee may establish.

8.3 Claims Procedure.

(a) Initial Claim Determination. Claims by a Participant or Beneficiary shall be presented in writing to the Committee. The Committee shall review the claim and determine whether the claim should be approved or denied. In the event the claim is denied (in whole or in part), the Committee shall notify the Participant or Beneficiary in writing of such denial within 90 days after receipt of the claim. The letter of denial shall set forth the following information:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv) an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for such review; and

(v) an explanation that if such request is so filed, the claimant or his authorized representative may review relevant documents and submit issues and comments in writing within the same 60 day period specified in paragraph (a)(iv) above.

(b) Extension of Time for Notice of Denial. If special circumstances require an extension of time beyond the 90 day period described in paragraph (a) above, the claimant shall be so advised in writing within the initial 90 day period. In no event shall such extension exceed an additional 90 days. If the Committee does not respond within 90 or 180 days, the claimant may consider the appeal denied.

(c) Appeal of the Committee’s Determination. Any claimant may submit a written request for review of the decision denying the claim if:

(i) The claim is denied by the Committee.

(ii) No reply at all is received after 90 days; or

(iii) The Committee has extended the time by an additional 90 days and no reply is received.

(d) Time of Committee Decision. The decision of the Committee shall be made promptly, and not later than 60 days after the Committee receives the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receiving the request for review. The claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. If the Committee does not respond within 60 or 120 days, the claimant may consider the appeal denied.

(e) Exhaustion of Remedy. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan, until he has first exhausted the procedures set forth in this Section.

8.4 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

8.5 Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director, officer or employee who serves on the Committee (including any such individual who formerly served on the Committee) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Employer in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

SECTION 9 AMENDMENT OR TERMINATION

9.1 Amendment. The Company may, in its sole discretion, amend or modify the Plan at any time, in whole or in part, by action of its Board of Directors or designated officer; provided, however, that no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under the Plan that accrued prior to the date of such action, as determined by the Committee.

9.2 Termination.

(a) Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that it will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to all of its Participants, by action of the Company’s Board of Directors or designated officer. The termination of the Plan shall not reduce the amount of any benefit to which the Participant or Beneficiary is entitled to receive under the Plan as of the termination date. Except as provided in paragraph (b) below, benefits shall be maintained under the Plan until such amounts would otherwise have been distributed in accordance with the terms of the Plan and Participants’ validly filed payment elections.

(b) Upon termination of the Plan, the Board of Directors reserves the discretion to accelerate distribution of Participants’ benefits (including those Participants in pay status) in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).

SECTION 10 GENERAL PROVISIONS

10.1 The right of any Participant or other person to the payment of benefits under the Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Section 11 with respect to qualified domestic relations orders, or as provided below. If any person shall attempt to, or shall, assign, transfer, pledge or encumber any amount payable hereunder, or if by reason of his bankruptcy or other event happening at any time any such payment would be made subject to his debts or liabilities, or would otherwise devolve upon anyone else and not be enjoyed by him or his Beneficiary, the Committee may, in its sole discretion, terminate his interest in any such payment and direct that the same be held and applied to, or for the benefit of, such person, his spouse, children or other dependents, or any other persons deemed to be the natural objects of his bounty, or any of them, in such manner as the Committee may deem proper.

10.2 Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Company, the Committee and a trustee (if any) under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Committee, the Company or a trustee (if any) to follow the application of such funds. In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.

10.3 The Committee shall make appropriate arrangements for satisfaction of any federal or state payroll withholding tax required upon the accrual or payment of any Plan benefits.

10.4 Neither the Plan, nor any action taken hereunder, shall be construed as giving to any employee the right to be retained in the employ of the Company, or as affecting the right of the Company to dismiss any employee.

10.5 The captions preceding the sections hereof have been inserted solely as a matter of convenience, and in no way define or limit the scope or intent of any provisions hereof.

10.6 To the extent Federal laws do not control, the Plan and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of California.

SECTION 11 QUALIFIED DOMESTIC RELATIONS ORDER

Any other provision of this Plan notwithstanding, a Participant’s benefit under the Plan shall be payable to any “alternate payee,” as such person is defined in Section 414(p)(8) of the Code, as provided in a domestic relations order with respect to the Plan, which would constitute a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code, if the Plan were subject to Section 414(p) of the Code. Determinations under this Section 11, including but not limited to determination of whether an order would constitute a qualified domestic relations order, shall be made by the Committee, or its designee, in its sole discretion. The rights of any alternate payee hereunder are subject to the provisions of the Plan as administered with respect to alternate payees, and the Committee may require an alternate payee to acknowledge that his or her rights are subject to such provisions.

SECTION 12 DISCRETION TO ACCELERATE PAYMENT

(a) The Committee shall have the discretion to make a distribution, or accelerate the time of payment of an accrued benefit if payment is required for:

(i) FICA, FUTA and/or the corresponding withholding provisions of applicable state and local taxes with respect to benefits accrued under the Plan. Any such distribution shall not exceed the aggregate of such tax withholding and shall reduce the Participant’s accrued benefit to the extent of such distributions; or

(ii) Payment of state, local or foreign tax obligations arising from participation in the Plan that apply to benefits accrued under the Plan and FUTA resulting from such payment. Any such payment shall not exceed the amount of such taxes due as a result of Plan participant.

(b) The Committee is authorized to accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or to make a payment under the Plan to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)). Payment to an alternate payee under a domestic relations order shall be made within 60 days after the Committee approves such order.

(c) The Committee shall have the discretion to accelerate the time or schedule of a payment under the Plan if the Plan fails to meet the requirements of Code Section 409A and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.

* * *

IN WITNESS WHEREOF, LEVI STRAUSS & CO. has caused this Plan to be executed by its duly authorized officer, as of this 29th day of August, 2008.

LEVI STRAUSS & CO.

By:	/s/ Cathy Unruh
Its:	Senior Vice President, Human Resources